Exhibit 10.24

                                  June 30, 2002

Mr. Stephen Ross
Mr. Cole Gehrung




This letter will serve to confirm the agreement between Remedent USA, Inc. (the "Company") and yourselves (the "individuals").

(1) Individuals hereby agree to the receipt of 39,918 shares of the Company's common stock in full repayment of the $19,959, representing a portion of the accrued salary due to individuals as of the date of this agreement, as denoted below.

(2) The Company hereby agrees to file for registration on an SB-2 Registration Statement, the shares of common stock outlined in (1) above.

The above-mentioned terms are agreed upon on this day, by the following:





/s/ Stephen F. Ross       /s/ Stephen F. Ross     /s/ Cole Gehrung
------------------------  ---------------------   --------------------------

Stephen F. Ross           S. Ross                 C. Gehrung

Chief Financial Officer   Individual              Individual

Remedent USA, Inc.



Stephen Ross                  $14,805                            29,610 shares
Cole Gehrung                   $5,154                             10,308 shares